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     MCDONNELL DOUGLAS TAKES ACTIONS TO ENHANCE SHAREHOLDER VALUE

     ST. LOUIS, Oct. 28, 1994 -- McDonnell Douglas Corp. announced today that its Board of Directors has taken several actions to enhance shareholder value. These actions include a 71 percent quarterly dividend increase, a 3 for 1 stock split, and a stock repurchase plan for up to 18 million shares on a post-split basis, or about 15 percent of the company's common stock.

     Harry Stonecipher, president and chief executive officer said, "These actions by the board reflect their confidence, along with that of management, in both the short- and long-range prospects for the company."

     The regular quarterly dividend is being increased to 20 cents per share on a post-split basis, payable on Jan. 3, 1995, to shareholders of record on Dec. 2, 1994.

     The stock split will be implemented by a stock dividend of two shares for each share outstanding to shareholders of record on Dec. 2, 1994. Due to the increases in the price of the company's stock and the stock split, the board also amended the company's stock rights plan by adjusting the purchase price of each right to $125 on a post stock-split basis and extending the term of the plan to Dec. 31, 2004.

     The stock repurchase plan authorizes the company to purchase up to 18 million shares on a post-split basis or about 15 percent of its common stock from time to time in the open market, through privately negotiated transactions or self-tender offers. At current price levels, we believe McDonnell Douglas stock represents an attractive investment opportunity for the company," Stonecipher said.

     Repurchased common shares will be treated as authorized but unissued shares and remain available for use to meet the company's current and future common stock requirements for its benefit plans, and for other corporate purposes. On Sept. 30, 1994, the company had 39.5 million shares of common stock outstanding or 118.5 million shares on a post-split basis. The company is evaluating contributing some of the repurchased shares to an employee benefit trust to be used to satisfy future obligations existing under various employee compensation and benefit plans.

     The company intends to use excess cash flow to finance the stock repurchase program and noted that it has generated $1.7 billion of aerospace cash flow since the end of 1992. This program is not expected to affect the company's ability to fund capital spending, research and development, or acquisitions.